Exhibit 99.(e)(3)

H.I.G. MIDDLE MARKET, LLC

May 27, 2017

NCI, Inc.

11730 Plaza America Drive

Reston, Virginia 20190

Attention: Board of Directors

Re: Exclusivity Agreement

Ladies and Gentlemen:

NCI, Inc. (together with its subsidiaries, the “Company”) acknowledges that H.I.G. Middle Market, LLC and its affiliates (“H.I.G.”) will invest substantial time and resources and incur substantial expenses in completing their due diligence investigation of the Company and in negotiating and documenting a possible transaction pursuant to which H.I.G., through one or more of its affiliates, would acquire the Company from its shareholders (the “Transaction”). To induce H.I.G. to incur such expenses and pursue the Transaction, by the execution and delivery of this exclusivity agreement (the “Agreement”), the Company covenants and agrees with H.I.G. as follows:

1. Exclusivity. During the Exclusivity Period (as defined below), the Company will not, and will ensure that none of its Related Persons (as defined below) will, solicit, negotiate, accept, encourage, consider or otherwise pursue any offer or inquiry from any person or entity, or engage in discussions or other communications or furnish any information regarding, any acquisition or disposition of any interest in any Company capital stock or other equity interest, an equity investment in, or a sale of all or any significant part of the assets of, the Company, or any merger, reorganization, recapitalization, consolidation, share exchange or other business combination or disposition involving the Company, in each case other than with H.I.G. Upon execution of this Agreement, the Company shall, and shall cause each of its Related Persons to, immediately terminate all discussions with any third party regarding a transaction of the type described in this Section. If, during the Exclusivity Period, any party approaches or communicates with the Company, directly or indirectly (i.e., including through any of its Related Persons), regarding any transaction of a type described above (an “Alternative Transaction”), the Company shall promptly notify H.I.G. of such communication (with such notice including any material terms of such proposal) and shall further immediately inform such third party of the existence of an Exclusivity Period (without identifying H.I.G. or any of its respective affiliates or Related Persons). For purposes hereof, “Exclusivity Period” means the period commencing upon the mutual execution of this Agreement and continuing until the earlier of (i) delivery by H.I.G. to the Company of written notice terminating the Exclusivity Period or (ii) 11:59 p.m. (New York City time) on June 13, 2017. For purposes hereof, “Related Persons” means, with respect to any person, each affiliate of such person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such person or any of its affiliates.

May 27, 2017

2. Access. Through the end of the Exclusivity Period, the Company will give H.I.G. and its Related Persons, including counsel, accountants, consultants and financing sources, and representatives of the foregoing access to the Company’s properties and personnel, officers, directors, customers, independent accountants and legal counsel and will make available to H.I.G. all books, papers, records and other data and information of the Company that H.I.G. may reasonably request.

3. Disclosure. During the Exclusivity Period, each of the parties agrees (and will cause its directors, officers, agents, representatives and any other person acting on its behalf) to keep confidential and not to disclose this Agreement, the terms and conditions contained in this Agreement, the Transaction (including the terms and conditions thereof) or the fact that discussions are ongoing (except to its attorneys, accountants, advisors, employees, officers and directors, in each case as necessary to pursue or complete the Transaction) unless the parties mutually agree upon the language and timing of a public announcement or unless one party determines, based upon the advice of counsel, that disclosure is required by law, in which case the parties will in good faith attempt to agree on any disclosure with respect thereto. Furthermore, during the Exclusivity Period and thereafter, the Company agrees (and will cause its directors, officers, agents, representatives and any other person acting on its behalf) to keep confidential and not to disclose the identity of H.I.G. as a participant in a potential Transaction or as a party to this Agreement. For the avoidance of doubt, except as otherwise provided in a definitive agreement governing the Transaction, following the Exclusivity Period, the Confidentiality Agreement dated as of April 2017 by and between the Company and H.I.G. shall remain in full force and effect in accordance with its terms.

4. Termination. In the event that the Company breaches this Agreement in order to pursue an Alternative Transaction, the Company shall reimburse H.I.G.’s reasonable and documented costs and expenses (including reasonable and documented attorney’s fees) actually incurred following the date of this Agreement.

5. Governing Law; Attorney’s Fees. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to the conflict of laws principles thereof). In the event of litigation relating to this Agreement and upon final determination of a court of competent jurisdiction in a final, non-appealable decision with respect thereto, the non-prevailing party in such litigation shall reimburse the prevailing party’s reasonable and documented costs and expenses (including reasonable and documented attorney’s fees) actually incurred in connection with such litigation.

6. Counterparts. This Agreement may be executed and delivered in two or more counterparts (including by means of facsimile or electronic mail transmission), each of which, when so executed and delivered, will be deemed to be an original, but all of which counterparts, taken together, will constitute one and the same instrument.

7. Amendments. The provisions of this Agreement may not be amended, modified, supplemented or terminated, and waivers or consents to departure from the provisions hereof may not be given, except by written instrument duly executed by both the Company and H.I.G.

May 27, 2017

8. Headings. The headings in this Agreement are for convenience of reference only and will not limit or otherwise affect the meaning of provisions contained herein.

9. Miscellaneous. The expiration of the Exclusivity Period shall not affect the obligations of the parties under Section 3 of this Agreement. It is understood and agreed that nothing in this Agreement constitutes a binding commitment of H.I.G. or the Company with respect to a possible Transaction or any other relationship between the Company and H.I.G. A binding commitment with respect to any potential Transaction or any other transaction involving the Company and H.I.G. will result only from the execution of a definitive agreement, subject to the conditions expressed therein.

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Please confirm acceptance of, and agreement with, the foregoing by signing one copy of this Agreement and returning it by facsimile or electronic mail transmission to the undersigned at (212) 506-0500 or JKelly@higcapital.com or VJain@higcapital.com.

Very truly yours,

H.I.G. MIDDLE MARKET, LLC

By:	/s/ Jeff Kelly
Name: Jeff Kelly
Title: Principal

Accepted and agreed as of the date first written above:

NCI, INC.

By:	/s/ Paul A. Dillahay
Name: Paul A. Dillahay
Title: CEO

H.I.G. MIDDLE MARKET, LLC

June 13, 2017

NCI, Inc.

11730 Plaza America Drive

Reston, Virginia 20190

Attention: Board of Directors

Re:	Exclusivity Extension

Ladies and Gentlemen:

Reference is made to that certain exclusivity agreement (as amended, supplemented and modified from time to time, the “Exclusivity Agreement”), dated as of May 27, 2017, by and between H.I.G. Middle Market, LLC (“H.I.G.”) and NCI, Inc. (the “Company”), relating to a possible transaction pursuant to which H.I.G., through one or more affiliates, would acquire the Company from its shareholders (the “Transaction”).

To afford the parties additional time to move towards execution of a definitive agreement governing the Transaction, H.I.G. and the Company hereby agree that the reference to “June 13, 2017” in the definition of “Exclusivity Period” in section 1 of the Exclusivity Agreement shall be amended, effective as of the date hereof, to read “June 18, 2017”.

Except as provided in the foregoing, the Exclusivity Agreement shall continue in full force and effect.

Please confirm acceptance of, and agreement with, the foregoing by signing one copy of this Agreement and returning it by facsimile or electronic mail transmission to the undersigned at (212) 506-0500 or JKelly@higcapital.com or VJain@higcapital.com.

Very truly yours,

H.I.G. MIDDLE MARKET, LLC

By:	/s/ Jeffrey Kelly
Name:	Jeffrey Kelly
Title:	Principal

Accepted and agreed as of the date first written above:

NCI, INC.

By:	/s/ Paul A. Dillahay
Name:	Paul A. Dillahay
Title:	CEO